Exhibit 99.1

FOR IMMEDIATE RELEASE
May 4, 2015

CONTACT:
Investors - (301) 968-9310
Media - (301) 968-9400

AMERICAN CAPITAL SENIOR FLOATING REPORTS NET INVESTMENT INCOME OF $0.31 PER SHARE
Bethesda, MD - May 4, 2015 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (Nasdaq: ACSF) today reported net investment income of $3.1 million, or $0.31 per share, for the quarter ended March 31, 2015. The net increase in net assets resulting from operations for the quarter ended March 31, 2015 was $3.8 million, or $0.38 per share. Net asset value (“NAV”) was $145.1 million, or $14.51 per share, as of March 31, 2015.
FIRST QUARTER 2015 FINANCIAL HIGHLIGHTS

•	$3.1 million, or $0.31 per share, of net investment income

◦	Consistent with Q4 2014 net investment income of $0.31 per share

•	$0.7 million, or $0.07 per share, of net realized and unrealized gain on investments

◦	Includes net unrealized appreciation of $0.4 million and net realized gains of $0.3 million

•	$3.8 million, or $0.38 per share, increase in net assets resulting from operations

•	$0.29 per share dividend declared

◦	Announced transition to monthly dividend and declared a dividend of $0.097 per share for April 2015

•	$145.1 million, or $14.51 per share, NAV as of March 31, 2015

◦	$0.09 per share, or 1%, increase from December 31, 2014 NAV of $14.42 per share

•	$273 million investment portfolio at fair value as of March 31, 2015

◦	$193 million in first lien floating rate loans

◦	$29 million in second lien floating rate loans

◦	$51 million of equity in collateralized loan obligations (“CLOs”)

•	7.06% portfolio yield at cost as of March 31, 2015

◦	14 basis point increase from 6.92% as of December 31, 2014

•	2.40% weighted average cost of funding as of March 31, 2015

•	0.88x debt to equity ratio as of March 31, 2015
“Our performance this quarter was strong as a result of technicals in the market,” said Mark Pelletier, President and Chief Investment Officer. “The loan market rebounded, especially in the secondary market. In addition, the CLO market continues to see increased volume and growth. We took advantage of activity by exiting one CLO investment at a price above the prior quarter's fair market value. Overall, the portfolio is performing well from a credit perspective with no loans on non-accrual and we continue to feel good about ACSF's prospects over the long term.”
John Erickson, Chief Financial Officer and Executive Vice President, commented, “During the quarter we announced a change to our dividend schedule from quarterly to monthly dividends. Moreover, today we declared the next three months' dividends, which aggregate to $0.291 per share. We view this as a beneficial move for our shareholders and it is consistent with our objective of providing attractive risk adjusted returns. Our current annualized dividend represents an 8.0% yield on our NAV and an 8.9% yield on our March 31, 2015 closing share price.”

American Capital Senior Floating, Ltd.
May 4, 2015

PORTFOLIO AND INVESTMENT ACTIVITY
As of March 31, 2015, the fair market value of ACSF’s portfolio totaled $273 million and was comprised of $193 million (or 71%) of first lien floating rate loans, $29 million (or 11%) of second lien floating rate loans (collectively, the “SFRL Portfolio” or “Loan Portfolio”) and $51 million (or 18%) of CLO equity (the "CLO Portfolio" and, together with the SFRL Portfolio, the "Portfolio"). ACSF’s Portfolio had a weighted average yield (at cost) of 7.06% as of March 31, 2015. The weighted average yield on the Portfolio increased 14 basis points from 6.92% as of December 31, 2014, primarily due to the step-up in yield on the CLO Portfolio, which continues to generate strong cash flows. Utilizing current cash flow forecasts, the effective yield on the CLO Portfolio increased to 14.02% as of March 31, 2015, which is 38 basis points higher than the December 31, 2014 yield of 13.64%.
The Portfolio was actively managed during the quarter with $36.2 million of investment purchases and $42.4 million of sales and repayments. The following table depicts the Portfolio activity by investment type for the quarter ended March 31, 2015:

	Three Months Ended March 31, 2015
	First Lien		Second Lien		CLO Equity		Total
$ in millions	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)
December 31, 2014 - Fair Value	$195.0	5.0%	$29.8	7.8%	$51.6	13.6%	$276.4	6.9%
Purchases	29.7	5.3%	2.5	9.3%	4.0	17.1%	36.2	6.6%
Sales	(31.1)	(5.1)%	(3.3)	(8.9)%	(2.3)	(18.9)%	(36.7)	(6.3)%
Repayments (1)	(2.5)	(5.1)%	—	n/a	(3.2)	(13.6)%	(5.7)	(9.9)%
Other (2)	1.6	n/a	0.1	n/a	0.7	n/a	2.4	n/a
March 31, 2015 - Fair Value	$192.7	5.0%	$29.1	7.8%	$50.8	14.0%	$272.6	7.1%

(1)	Repayments for CLO equity reflect the amount of cash distributions from CLO investments received during the three months ended March 31, 2015.

(2)
Other includes net unrealized appreciation, net realized gains, amortization of discount/premium on the Loan Portfolio and income recognized on the CLOs using the effective interest method during the three months ended March 31, 2015.

RESULTS OF OPERATIONS
Net Investment Income
Net investment income totaled $3.1 million, or $0.31 per share, for the three months ended March 31, 2015. Total investment income was $4.7 million for the quarter with $3.0 million, or 64%, generated from the Loan Portfolio and $1.7 million, or 36%, generated from CLO equity. Net expenses totaled $1.6 million, comprised primarily of $0.8 million of interest and other debt related costs and $0.6 million of management fees.
Net Realized and Unrealized Gains From Investments
Net gains from investments for the three months ended March 31, 2015 totaled $0.7 million and were comprised of $0.3 million of net realized gains and $0.4 million of net unrealized appreciation on the portfolio. The sale of one CLO equity position contributed to the majority of the net realized gains recognized during the quarter. The $0.4 million of net unrealized appreciation on the portfolio was driven by $1.7 million of appreciation in the loan portfolio, which was reflective of higher prices in the broadly syndicated U.S. loan market from continued demand for loans as a result of CLO formation coupled with lackluster primary new loan issuance. The net appreciation on the loan portfolio was partially offset by $(1.3) million of net depreciation in the CLO portfolio, which was primarily due to an increase to the required targeted returns for this asset class.
LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2015, ACSF had $127.8 million in debt outstanding on its $140.0 million credit facility, resulting in a debt to equity ratio of 0.88x. The debt to equity ratio was down from 0.90x as of December 31, 2014 due to a slightly higher NAV and less debt outstanding as of March 31, 2015. As of March 31, 2015, ACSF had $14.4 million of available liquidity consisting of $2.2 million of cash and cash equivalents and $12.2 million of available capacity on its credit facility.

American Capital Senior Floating, Ltd.
May 4, 2015

DIVIDENDS
For the three months ended March 31, 2015, ACSF’s Board of Directors declared a $0.290 dividend per common share. The dividend was paid on April 6, 2015 to common shareholders of record as of March 31, 2015, with an ex-dividend date of March 27, 2015. During the first quarter of 2015, the Board of Directors announced a change to the frequency of dividends to monthly from quarterly and announced the first monthly dividend for April 2015 of $0.097 per share payable on May 4, 2015 to common shareholders of record as of April 21, 2015, with an ex-dividend date of April 17, 2015.
On May 4, 2015, the Company announced the following monthly dividends for May, June and July of 2015:

	Dividend per Share	Record Date	Ex-Dividend Date	Payment Date
May 2015	$0.097	May 22, 2015	May 20, 2015	June 2, 2015
June 2015	$0.097	June 19, 2015	June 17, 2015	July 2, 2015
July 2015	$0.097	July 24, 2015	July 22, 2015	August 4, 2015

Since its January 2014 IPO, the Company has declared a total of $17.1 million in dividends, or $1.708 per share.
ACSF's Board of Directors considers estimated taxable income, GAAP income and economic performance when determining dividends. Actual taxable income may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year. For additional detail, please visit the Company's website at www.ACSF.com.

American Capital Senior Floating, Ltd.
May 4, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
($ in thousands, except per share data)

	March 31, 2015 (unaudited)	December 31, 2014
Assets
Investments, fair value (cost of $277,899 and $282,133, respectively)	$272,560	$276,370
Cash and cash equivalents	2,161	1,757
Receivable for investments sold	13,932	2,983
Deferred financing costs	281	378
Interest receivable	565	704
Prepaid expenses and other assets	351	121
Receivable from affiliate	245	164
Total assets	$290,095	$282,477

Liabilities
Credit facility payable	$127,800	$130,000
Payable for investments purchased	13,138	4,226
Dividends payable	2,900	2,900
Management fee payable	578	577
Interest payable	78	80
Taxes payable	70	80
Payable to affiliate	184	212
Other liabilities and accrued expenses	221	167
Total liabilities	144,969	138,242

Net Assets
Common stock, par value $0.01 per share. 10,000,100 and 10,000,100 issued and outstanding respectively. 300,000,000 and 300,000,000 authorized respectively.	100	100
Paid-in capital in excess of par	151,131	151,131
Undistributed net investment income	293	133
Accumulated net realized loss from investments	(1,059)	(1,366)
Net unrealized depreciation on investments	(5,339)	(5,763)
Total net assets	145,126	144,235
Total liabilities and net assets	$290,095	$282,477

Net asset value per share	$14.51	$14.42

American Capital Senior Floating, Ltd.
May 4, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	Three Months Ended March 31,
	2015 (unaudited)	2014 (1) (unaudited)
Investment income:
Interest	$4,741	$3,797
Total investment income	4,741	3,797
Expenses:
Interest and other debt related costs	755	1,088
Management fee	578	426
Other operating expenses	523	567
Total expenses	1,856	2,081
Expense waiver	(245)	(290)
Net expenses	1,611	1,791
Net investment income before tax	3,130	2,006
Income tax provision	(70)	(79)
Net investment income	3,060	1,927
Net realized and unrealized gain on investments:
Net realized gain on investments	307	149
Net unrealized appreciation on investments	424	244
Income tax provision	—	(200)
Net realized and unrealized gain on investments	731	193
Net increase in net assets resulting from operations	$3,791	$2,120

Net investment income per share	$0.31	$0.19
Earnings per share	$0.38	$0.21
Dividend per share	$0.29	$0.18
Weighted average shares outstanding (2)	10,000	10,000

1.
Following the IPO in January 2014, the incremental capital was deployed into the investment portfolio, which was fully ramped by March 31, 2014. As such, the average portfolio size, debt outstanding and associated income and expense amounts in the period presented may not be comparable.

2.
Weighted average shares outstanding for the three months ended March 31, 2014 presumes the issuance of 10 million shares of common stock on January 1, 2014 that were issued in the IPO which closed on January 22, 2014.

American Capital Senior Floating, Ltd.
May 4, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of March 31, 2015 (unaudited)	As of December 31, 2014	As of September 30, 2014 (unaudited)	As of June 30, 2014 (unaudited)	As of March 31, 2014 (unaudited)

Investment Portfolio at FMV
1st Lien Floating Rate Loans	$192,728	$194,952	$211,526	$204,396	$211,284
2nd Lien Floating Rate Loans	29,079	29,841	31,977	35,404	30,351
Total Senior Secured Floating Rate Loans	221,807	224,793	243,503	239,800	241,635
CLO Equity	50,753	51,577	50,385	47,733	37,913
Total Investment Portfolio (FMV)	$272,560	$276,370	$293,888	$287,533	$279,548

Investment Portfolio at Cost
1st Lien Floating Rate Loans	$194,099	$198,028	$212,369	$203,526	$210,294
2nd Lien Floating Rate Loans	30,089	30,842	32,208	34,951	29,856
Total Senior Secured Floating Rate Loans	224,188	228,870	244,577	238,477	240,150
CLO Equity	53,711	53,263	50,581	47,708	37,857
Total Investment Portfolio (cost)	$277,899	$282,133	$295,158	$286,185	$278,007

Asset Yield at Cost
1st Lien Floating Rate Loans	5.02%	4.98%	4.95%	4.83%	4.81%
2nd Lien Floating Rate Loans	7.81%	7.81%	7.83%	7.87%	8.04%
Total SFRL	5.39%	5.36%	5.33%	5.28%	5.21%
CLO Equity	14.02%	13.64%	12.35%	11.57%	13.90%
Total Investment Portfolio	7.06%	6.92%	6.53%	6.33%	6.39%

Quarterly Investment Activity (1)
Investment Purchases	$36,180	$17,705	$60,500	$50,178	$98,245
Investment Sales	$(36,663)	$(23,139)	$(41,255)	$(27,957)	$(14,062)
Investment Repayments (2)	$(5,777)	$(9,111)	$(11,616)	$(15,634)	$(5,687)

Loan Portfolio Statistics
Number of Obligors	121	117	122	108	102
Number of Industries	41	40	40	40	38
Largest Exposure as a % of Total Portfolio	1.5%	1.4%	1.5%	1.6%	2.3%
Percent with LIBOR Floor	100.0%	100.0%	100.0%	99.2%	99.1%
Weighted-average LIBOR Floor	1.0%	1.0%	1.0%	1.0%	1.1%

American Capital Senior Floating, Ltd.
May 4, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of March 31, 2015 (unaudited)	As of December 31, 2014	As of September 30, 2014 (unaudited)	As of June 30, 2014 (unaudited)	As of March 31, 2014 (unaudited)

CLO Statistics
Number of Investments	17	16	14	13	10
CLO Managers	13	14	12	12	9
Largest Exposure as a % of Total Portfolio	1.9%	1.9%	2.0%	1.9%	1.8%
Minimum % of Collateral in 1st Lien Loans	91%	91%	91%	91%	91%
Cumulative Cash Receipts as a % of Original Cost (3)	20.9%	18.4%	15.3%	12.2%	7.7%

Liquidity and Capital Resources
Debt
Amount Available on Credit Facility	$140,000	$140,000	$140,000	$140,000	$140,000
Amount Drawn on Credit Facility	$127,800	$130,000	$135,000	$128,000	$128,900
Weighted Average Interest Rate on Debt at Period-end	2.02%	1.96%	1.95%	1.95%	2.05%
Weighted Average Cost of Funding at Period-end (4)	2.40%	2.32%	2.28%	2.33%	2.45%

Equity
Net Asset Value (NAV)	$145,126	$144,235	$148,540	$151,189	$151,140
NAV Per Share	$14.51	$14.42	$14.85	$15.12	$15.11

Debt to Equity Ratio	0.88 x	0.90 x	0.91 x	0.85 x	0.85 x

Dividend Per Share	$0.29	$0.29	$0.28	$0.28	$0.18

Economic Return (5)	10.66%	(3.75%)	0.40%	7.56%	12.52%

(1)	Activity presented for the fourth quarter of 2014 is unaudited.

(2)	Investment repayments include the entire amount of distributions received from the CLO equity investments.

(3)	Original cost included only for CLOs that have begun to make quarterly distributions to ACSF and are held at each period-end reporting date.

(4)	Weighted average cost of funding includes interest cost, amortization of upfront fees and unfunded commitment fees.

(5)
Economic return defined as the dividends paid in the quarter, plus the change in NAV per share for the quarter, over the starting NAV per share. Quarterly returns have been annualized. Starting NAV for Q1 2014 was $14.92 which represents the IPO price of $15.00 per share less IPO costs of $0.08 per share.

American Capital Senior Floating, Ltd.
May 4, 2015

SHAREHOLDER CALL
ACSF invites shareholders, prospective shareholders and analysts to attend the ACSF shareholder call on May 5, 2015 at 11:00 am ET. Callers who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.ACSF.com. Those who do plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 274-0811 (U.S. domestic) or (412) 902-6607 (international). Please advise the operator you are dialing in for the American Capital Senior Floating shareholder call.

A slide presentation will accompany the shareholder call and will be available at www.ACSF.com. Select the Q1 2015 Earnings Presentation link to download and print the presentation in advance of the shareholder call.

An archived audio replay of the shareholder call combined with the slide presentation will be made available on the ACSF website after the call on May 5, 2015. In addition, there will be a phone recording available one hour after the live call on May 5, 2015 through May 19, 2015. If you are interested in hearing the recording of the presentation, please access it for free on the ACSF website or dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The access code for both domestic and international callers is 10063173.

For further information, please contact Investor Relations at (301) 968-9310 or IR@ACSF.com.

ABOUT AMERICAN CAPITAL SENIOR FLOATING
American Capital Senior Floating, Ltd. (Nasdaq: ACSF) is a non-diversified closed-end investment management company that invests primarily in senior secured first lien and second lien floating rate loans to large, U.S. based companies (“SFRL”) and in debt and equity tranches of collateralized loan obligations collateralized by SFRL's. The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is externally managed by American Capital ACSF Management, LLC, an indirect subsidiary of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital, Ltd. For further information, please refer to www.ACSF.com.

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $22 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $86 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $11 billion of total net book value. From its eight offices in the U.S., Europe and Asia, American Capital and its wholly owned affiliate, European Capital, will consider investment opportunities from $10 million to $600 million. For further information, please refer to www.americancapital.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give the Company's current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company's control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.